EXHIBIT 99.1

NEWS RELEASE

FOR: CONTACT:	U S Liquids Inc. William DeArman Chief Executive Officer (281) 272-4511 wdearman@usliquids.com

FOR IMMEDIATE RELEASE

U S LIQUIDS INC. BEGINS TRADING ON THE OVER THE COUNTER “PINK SHEETS”

     Houston, TX, December 12, 2003 — U S Liquids Inc. (OTC “Pink Sheets”: USLQ) announced that its common stock began trading on the Over The Counter “Pink Sheets” effective December 11, 2003. The Company’s new stock symbol is USLQ. As previously announced, the American Stock Exchange (“Amex”) notified the Company that it was filing an application with the Securities and Exchange Commission to delist and deregister the Company’s common stock from the Amex.

     This document contains forward-looking statements that are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Key factors that could cause actual results to differ materially from expectations include, but are not limited to: (1) the Company’s inability to further extend its credit facility; (2) uncertainties caused by the Company’s failure to comply with the terms of its credit facility; (3) the impact that our financial condition may have on our customers, suppliers and employees; (4) the Company’s general lack of liquidity; (5) the outcome of litigation and administrative proceedings pending against the Company; (6) obtaining or maintaining governmental permits and approvals required for the operation of the Company’s facilities; (7) changes in the laws and regulations governing the Company’s operations; (8) the failure to comply with laws and regulations governing the Company’s operations; and (9) the insufficiency of the Company’s insurance coverage or the impact of the insolvency of Reliance Insurance Company. These and other risks and assumptions are described in the Company’s reports that are available from the United States Securities and Exchange Commission.